Exhibit 99.1

Investors: Kyle Bland: 630-824-1907 Media: Steve Carlson: 630-824-1783

SUNCOKE ENERGY, INC. DIVESTS COAL MINING BUSINESS TO REVELATION ENERGY

Lisle, Ill. (April 6, 2016) – SunCoke Energy, Inc. (NYSE: SXC) has divested its coal mining business to Revelation Energy, LLC in a transaction that includes substantially all of SXC’s remaining coal mining assets, mineral leases, real estate and mining reclamation costs. Under the terms of the deal, which closed April 6, Revelation Energy will receive approximately $10.3 million from SXC to take ownership of the assets and associated costs. In conjunction with the transaction, Revelation Energy and SunCoke’s Jewell Coke operations have entered into a coal supply agreement whereby Revelation will deliver approximately 300,000 tons to Jewell Coke annually for the next five years at a favorable delivered cost as compared to alternative coal sources, which is intended to provide a cost-effective, local supply of high-quality, mid-vol metallurgical coal. SunCoke also expects to incur approximately $2 million of transaction-related costs.

The transaction is expected to be cash flow neutral to SunCoke by the end of 2017 based on avoided potential mine closure and reclamation costs of approximately $12 million. In addition, as compared to potentially closing its mines, SXC expects to realize approximately $2 million to $3 million per year of lower administrative, regulatory, compliance and purchased coal costs through 2020, as well as reduce its mining-related liabilities and collateral requirements.

“Despite our aggressive efforts to reduce costs by rationalizing our mining footprint, the drastic and sustained decline in coal prices will likely prevent us from generating positive cash flow from our mining operations for the foreseeable future,” said Fritz Henderson, Chairman, President and CEO of SunCoke Energy, Inc. “We believe this value-positive sale will improve our long-term cash flow and allow us to focus on our core cokemaking and coal logistics businesses.”

The deal excludes SunCoke’s legacy black lung and workers’ compensation liabilities, and certain properties that are necessary for Jewell Coke’s operation or were unavailable for transfer based on contractual provisions. SunCoke may transfer other properties to Revelation Energy after closing, subject to required consents, for additional payment to Revelation of up to $0.7 million. The mining assets acquired by Revelation are located primarily in Buchanan and Tazewell counties in southwest Virginia.

For further information about the transaction, visit SXC’s Coal Divestiture page in the Investor Resources section on www.suncoke.com

ABOUT SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (NYSE: SXCP), a publicly traded master limited partnership, holding a 2 percent general partner interest, 55 percent limited partnership interest and all of the incentive distribution rights. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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